Exhibit 99.1

Palomar Holdings, Inc. Appoints Thomas Bradley to its Board of Directors

LA JOLLA, CA., March 1, 2024 – Palomar Holdings, Inc. (NASDAQ: PLMR) (the “Company”) today announced that Thomas Bradley has been appointed to the Company’s Board of Directors on February 28, 2024.

During his distinguished career spanning over 30 years, Mr. Bradley has held multiple executive and board level positions with various insurance and reinsurance companies in the public space.  Most recently, Mr. Bradley was Executive Chairman and Chief Executive Officer of Argo Group International Holdings, where he led Argo through a review of strategic alternatives which resulted in the sale to Brookfield in 2023. Mr. Bradley also served on Argo’s Board of Directors from August 2018, and as Chairman from April 2020, until November 2023. Prior to joining Argo, Mr. Bradley served as the Chief Financial Officer and Executive Vice President of Allied World Assurance Company Holdings, a global provider of insurance and reinsurance solutions, from 2012 until 2018.

In addition, Mr. Bradley acted as the Executive Vice President and Chief Financial Officer for two other public companies, Fair Isaac Corporation and the St. Paul Companies. He also held senior financial and operational positions at Zurich Insurance Group, including Chief Financial Officer of North America and Chief Executive Officer of the Universal Underwriters Group.  Mr. Bradley received a B.A. degree in Accounting from the University of Maryland and a Master of Business Administration with a concentration in Finance from Loyola University.

“I am thrilled to welcome Tom Bradley to our Board,” commented Mac Armstrong, Palomar’s Chairman and Chief Executive Officer. “Tom’s experience across the insurance and reinsurance industry will prove a great resource to Palomar, whether it be his significant experience in capital management, corporate development and strategic planning or mergers and acquisitions. He will add tremendous value to Palomar as we continue to the execution of our Palomar 2X strategy.”

Mr. Bradley added, “I am excited for the opportunity to join Palomar’s distinguished Board. I look forward to helping Palomar’s management team and Board act on the many opportunities that the Company has in front of it as we work together to build a premier specialty insurer and deliver value for all of our stakeholders.”

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd. ("PSRE"), Palomar Insurance Agency, Inc. ("PIA"), Palomar Excess and Surplus Insurance Company (“PESIC”), and Palomar Underwriters Exchange Organization, Inc ("PUEO"). Palomar's consolidated results also include Laulima Reciprocal Exchange, a variable interest entity for which the Company is the primary beneficiary. Palomar is an innovative insurer serving residential and commercial clients in specialty markets including the market for earthquake insurance. Palomar’s insurance subsidiaries, PSIC, PSRE, and PESIC, have a financial strength rating of “A-” (Excellent) from A.M. Best.

Follow Palomar on LinkedIn: @PLMRInsurance

Contact

Media Inquiries

Lindsay Conner

1-551-206-6217

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.